Exhibit 10.3

Subordination Agreement

(Debt and Security Interest)

Borrowers:	Xtera Communications, Inc.

Creditors:	New Enterprise Associates 9, Limited Partnership
New Enterprise Associates 10, Limited Partnership
ARCH Venture Fund VI, L.P.
Jon R. Hopper

Date:September 13, 2016

This Subordination Agreement is executed, jointly and severally, by the above-named Creditors (collectively referred to herein as “Creditor”) in favor of HORIZON TECHNOLOGY FINANCE CORPORATION (“Horizon”), whose address is 312 Farmington Avenue, Farmington, CT 06032, with respect to the above-named Borrower (referred to herein as “Borrower” or “the Borrower”).  Borrower and Horizon are parties to a certain Venture Loan and Security Agreement, dated May 10, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement.

In order to induce Horizon to extend or continue to extend financing to the Borrower (but without obligation on Horizon’s part to do so), Creditor hereby agrees as follows:

1.  Subordination of Security Interest. All security interests now or hereafter acquired by Horizon in any or all of the Collateral (as defined below), in which the Borrower now has or hereafter acquires any ownership, leasehold or other interest shall at all times be prior and superior to any lien, ownership interest, security interest or other interest or claim now held or hereafter acquired by Creditor in the Collateral (the “Subordinate Interest”).  Said priority shall be applicable irrespective of the time or order of attachment or perfection of any security interest or the time or order of filing of any financing statements or other documents, or any statutes, rules or law, or court decisions to the contrary. Upon any disposition of any of the Collateral by Horizon, or by the Borrower with Horizon’s written consent, Creditor hereby authorizes Horizon to file UCC terminations with respect to any financing statements in favor of Creditor with respect to Borrower and the Collateral, and Creditor agrees, if requested by Horizon, to execute and immediately deliver any and all other releases, terminations and other documents or agreements which Horizon deems necessary to accomplish a disposition of the Collateral free of the Subordinate Interest; provided that Creditor shall retain its Subordinate Interest in the proceeds of the Collateral so disposed of.

2.  “Collateral.”  As used in this Agreement, “Collateral” shall mean all of the following types of property, in which the Borrower now has or hereafter acquires any ownership, leasehold or other interest, wherever located:  all tangible and intangible property of every kind and description, including (but not limited to) all of the following: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds  (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, all of the above, and all Borrower’s books relating to any of the above.  The terms “Accounts”, “Inventory”, “Equipment”, “Deposit Accounts”, “General Intangibles” and  “Investment Property” have the meanings given such terms by the Uniform Commercial Code in effect on the date hereof in the State of Connecticut. “Intellectual Property” means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented

Horizon Technology Finance CorporationSubordination Agreement

inventions and know‑how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; (j) all licenses or other rights to use any property or rights of a type described above. “Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, and all other securities of every kind, whether certificated or uncertificated.  “Other Property” means the following, as defined in the Uniform Commercial Code in effect on the date hereof in the State of Connecticut, with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims”, “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Uniform Commercial Code in effect on the date hereof in the State of Connecticut.

3.  Disposition of Collateral; Refinancing. Creditor agrees that, until Horizon has received payment in full of all indebtedness, liabilities, guarantees and other obligations of the Borrower to Horizon, including without limitation the Obligations, now existing or hereafter arising (including without limitation interest, fees and other charges and reimbursement of costs and reasonable attorneys fees accruing after commencement of any Insolvency Proceeding with respect to the Borrower) (collectively, the “Senior Debt”), Horizon may dispose of, and exercise any other rights with respect to, any or all of the Collateral, free of the Subordinate Interest, provided that Creditor retains any rights it may have as a junior secured creditor with respect to the surplus, if any, arising from any such disposition or enforcement. In addition, if the Borrower is in default under any loan or credit agreement with Horizon, including without limitation the Loan Agreement, and the Borrower intends to sell any Collateral to an unrelated third party outside the ordinary course of business, Creditor shall, upon Horizon’s request, and without further consideration, execute and deliver to such purchaser such instruments as may reasonably be necessary to terminate and release any security interest or lien the Subordinated Creditor has in the Collateral to be sold.  Creditor agrees that any funds of the Borrower which it obtains through the exercise of any right of setoff or other similar right constitute Collateral, and Creditor shall immediately pay such funds to Horizon to be applied to the outstanding Senior Debt. If Borrower wishes to refinance any of the Senior Debt with a new lender, upon Horizon’s request of Creditor, Creditor will enter into a new subordination agreement with the new lender on substantially the terms of this Agreement.

4.  Subordination of Debt. Creditor hereby subordinates payment by the Borrower of any and all indebtedness, liabilities, guarantees and other obligations of the Borrower to Creditor, now existing or hereafter arising (collectively, the “Subordinated Debt”), to the payment to Horizon, in full in cash, of all Senior Debt, and Creditor agrees not to ask for, demand, sue for, take or receive all or any part of the Subordinated Debt, unless and until all of the Senior Debt has been paid and performed in full, in cash and all loan agreements and other agreements providing for Horizon to provide loans or other financial accommodations to Borrower have terminated.  Horizon agrees that, in the event of a sale or liquidation of Borrower's assets, to the extent loaned to Borrower by Creditor and used by Borrower as permitted under the terms of the Eleventh Amendment of Venture Loan and Security Agreement, dated on or about the date hereof, Creditor shall be permitted to receive the following amounts in repayment of the Subordinated Debt prior to Horizon receiving any repayment on the Senior Debt:

(a)

up to $500,000 for Borrower’s Payroll Expenses and Non-Budgeted Non-Payroll Expenses incurred and paid during the period of September 1 through September 15, 2016 (the “September 1-15 Combined Non-Budgeted Expenses”);

(b)

up to the sum of the following (collectively, the “September 16-30 Combined Non-Budgeted Expenses”): (i) $500,000 for Borrower’s Payroll Expenses incurred and paid during the period of September 16 through September 30, 2016 (the “September 16-30 Payroll Expenses”) and Borrower’s Non-Budgeted Non-Payroll Expenses incurred and paid during the period of September 16 through September 30, 2016, plus (ii) the difference between $500,000 and the amount of September 1-15 Combined Non-Budgeted Expenses actually incurred and paid; and

(c)	up to $500,000 for Budgeted Non-Payroll Expenses paid during the period of September 16 through September 30, 2016.

Horizon Technology Finance CorporationSubordination Agreement

Notwithstanding the foregoing, upon the Horizon transmitting to Creditor and copying to Borrower, by e-mail which shall be deemed received by Creditor and Borrower when transmitted by Horizon, a written notice of Horizon's termination of its payment obligations hereunder, which Horizon may send in its sole and absolute discretion, Horizon shall only be obligated to pay (i) New Lender Indebtedness properly incurred pursuant hereto prior to Creditor's receipt of such notice, and (ii) any September 16-30 Payroll Expenses incurred during the three Business Days following the giving of such notice.

Creditor represents and warrants that the amount of Subordinated Debt that may be issued is the amount set forth below each Creditor’s signature hereon, and that Creditor has not executed any other subordination agreements with respect to such debt or the Collateral or the Borrower, other than that certain subordination agreement being entered into with Pacific Western Bank on the date hereof.

Should Creditor directly or indirectly receive any payment or distribution, or any Collateral or proceeds thereof (including, without limitation, any funds obtained through the exercise of any right of setoff or similar right), not permitted by the provisions of this Agreement, Creditor will deliver the same to Horizon in the form received (except for the endorsement or assignment of Creditor where necessary), for application to the Senior Debt in such order and manner as Horizon may elect.  Until so delivered, Creditor shall hold the same, in trust, for Horizon as property of Horizon, and shall not commingle such property of Horizon with any other property held by Creditor.  Creditor shall endorse all notes and other written evidence of the Subordinated Debt with a statement that they are subordinated to the Senior Debt pursuant to the terms of this agreement, in such form as Horizon shall require, and Creditor will exhibit the originals of such notes and other written evidence of the Subordinated Debt to Horizon so that Horizon can confirm that such endorsement has been made, but this Subordination Agreement shall be fully effective, even if no such endorsement is made. Until Horizon has received payment in full of all Senior Debt and all loan agreements and other agreements providing for Horizon to provide loans or other financial accommodations to Borrower have terminated, Creditor agrees not to modify any of the material terms of the Subordinated Debt (including without limitation payment terms, interest rate, maturity date, fees, and financial covenants), without Horizon’s prior written consent.

5.  Modifications; Waivers.  Until Horizon has received payment in full of all Senior Debt and all loan agreements and other agreements providing for Horizon to provide loans or other financial accommodations to Borrower have terminated, Creditor agrees that, in addition to any other rights that Horizon may have at law or in equity, Horizon may at any time, and from time to time, without Creditor’s consent and without notice to Creditor, renew, extend or increase any of the Senior Debt or that of any other person at any time directly or indirectly liable for the payment of any Senior Debt, accept partial payments of the Senior Debt, settle, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of the Senior Debt, make loans or advances to the Borrower secured in whole or in part by the Collateral or refrain from making any loans or advances to the Borrower, increase or decrease the amount of the Senior Debt, change, waive, alter or vary the interest charge on, or any other terms or provisions of the Senior Debt or any present or future instrument, document or agreement between Horizon and the Borrower or any other person relating to Borrower, release, exchange, fail to perfect, delay the perfection of, fail to resort to, or realize upon any Collateral, and take any other action or omit to take any other action with respect to the Senior Debt or the Collateral as Horizon deems necessary or advisable in Horizon’s sole discretion.  Creditor waives any right to require Horizon to marshal any assets in favor of Creditor or against or in payment of any or all of the Senior Debt.  Creditor further waives any defense arising by reason of any claim or defense based upon an election of remedies by Horizon which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Creditor’s subrogation rights, rights to proceed against the Borrower for reimbursement, and/or any other rights of Creditor.

6.Insolvency Proceedings.

(a)  This Agreement shall remain in full force and effect and shall be enforceable pursuant to its terms in any voluntary or involuntary bankruptcy, insolvency, receivership or other statutory or common law proceeding or arrangement involving the Borrower or the readjustment of its liabilities or any assignment for the benefit of its creditors or any marshalling of its assets or liabilities (collectively, an “Insolvency Proceeding”).  In the event of any Insolvency Proceeding, Creditor agrees that the term “Senior Debt” shall include without limitation all indebtedness, liabilities and obligations incurred in any such proceeding, and the term “Collateral” shall include without limitation all types of property referred to in this Agreement as Collateral and other assets of Borrower acquired after the commencement of any such proceeding, and the Subordinate Interest shall continue to remain subordinate to Horizon’s continuing security interest in all Collateral.  Creditor agrees to take such actions and execute such documents in any Insolvency Proceeding, as may be required in order to continue such subordination, and Creditor agrees not to oppose or interfere with any financing of the Borrower by Horizon in any such proceeding.

Horizon Technology Finance CorporationSubordination Agreement

(b)Creditor agrees that in any Insolvency Proceeding, Horizon shall be entitled to receive payment in full in cash of all of the Senior Debt prior to the payment of all or any part of the Subordinated Debt, except as set forth in Section 4 of this Agreement, and in order to enable Horizon to enforce its rights hereunder in any such action or proceeding, Horizon is hereby irrevocably authorized and empowered in its discretion (but without any obligation on its part) to make and present for and on behalf of Creditor such proofs of claim in any Insolvency Proceeding on account of the Subordinated Debt as Horizon may deem expedient or proper and to vote such proofs of claim in any such proceeding and to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and to apply same on account of the Senior Debt.  Creditor further agrees to execute and deliver to Horizon such assignments or other instruments as may be required by Horizon in order to enable Horizon to enforce any and all such claims and to collect any and all dividends or other payments or disbursements which may be made at any time on account of all and any of the Subordinated Debt.

(c)  Until the Senior Debt has been paid and performed in full and all loan agreements and other agreements providing for Horizon to provide loans or other financial accommodations to Borrower have terminated, Creditor will not assert, without the written consent of Horizon, any claim, motion or objection in respect of the Collateral in connection with any Insolvency Proceeding (other than a claim or assertion that Horizon has acted in bad faith or in violation of law) which could otherwise be asserted or raised in connection with such Insolvency Proceeding by Creditor, including without limitation any claim, motion or objection seeking or opposing adequate protection or relief from the automatic stay in respect of the Collateral.

(d)  Without limiting the generality of the foregoing, Creditor agrees that, if an Insolvency Proceeding occurs: (i) Horizon may consent to the use of cash collateral on such terms and conditions and in such amounts as it shall in good faith determine without seeking or obtaining the consent of Creditor as holder of an interest in the Collateral; (ii) Horizon may provide postpetition financing for the Borrower pursuant to Section 364 of the Bankruptcy Code or other applicable law and on such terms and conditions and in such amounts as it shall in good faith determine without seeking or obtaining the consent of Creditor as holder of an interest in the Collateral, and Creditor shall not oppose any such financing; (iii) if use of cash collateral by the Borrower is consented to by Horizon, Creditor shall not oppose such use of cash collateral, on the basis that Creditor’s interest in the Collateral is impaired by such use or inadequately protected by such use or on any other ground; and (iv) Creditor shall not object to, or oppose any sale or other disposition of any assets comprising all or part of the Collateral, free and clear of security interests and liens of any party, including the interest of the  Creditor, under Section 363 of the Bankruptcy Code, on the basis that the interest of Creditor in the Collateral is impaired by such sale or inadequately protected as a result of such sale, or on any other ground, if Horizon has consented to, or supports such sale or disposition of such assets.

(e)  Creditor agrees that it will not initiate or prosecute any claim, action or other proceeding (i) challenging the validity or enforceability of any present or future documents, instruments or agreements between Horizon and Borrower or relating to the Senior Debt, (ii) challenging the validity, enforceability or unavoidability of any claim of Horizon with respect to the Collateral, (iii) challenging the perfection, enforceability or unavoidability of any liens or security interests of Horizon in the Collateral or (iv) asserting any such claims which the Borrower may hold with respect to Horizon or the Senior Debt.

(f)  Notwithstanding any other provision of this Section 6, Creditor shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to, or otherwise seeking the disallowance of, the claims of Creditor, including without limitation any claims secured by the Collateral, or challenging the perfection, enforceability or unavoidability of the security interest of Creditor.

7.  Default.  Creditor shall promptly give Horizon written notice of any default or event of default under any document, instrument or agreement evidencing, securing or relating to any of the Subordinated Debt, and, until the Senior Debt has been paid and performed in full, Creditor shall not accelerate the maturity of the Subordinated Debt, commence or join in any action or proceeding to recover any amounts due on the Subordinated Debt, commence or join in any involuntary bankruptcy petition or similar judicial proceeding against the Borrower, or collect, take possession of, foreclose upon, or exercise any other rights or remedies with respect to, the Collateral, judicially or non-judicially, or attempt to do any of the foregoing.

8.  No Commitment.  It is understood and agreed that this Agreement shall in no way be construed as a commitment or agreement by Horizon to continue financing arrangements with the Borrower, and that Horizon may terminate such arrangements at any time, in accordance with Horizon’s agreements with the Borrower.

9.  No Contest. Creditor agrees not to contest the validity, perfection, priority or enforceability of Horizon’s security interest in the Collateral or the Senior Debt.

10.  Financial Condition of Borrower.  Creditor is presently informed of the financial condition of the Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of non-payment of the Senior Debt

Horizon Technology Finance CorporationSubordination Agreement

and the Subordinated Debt.  Creditor covenants that it will continue to keep itself informed as to the Borrower’s financial condition and all other circumstances which bear upon the risk of non-payment of the Senior Debt and the Subordinated Debt.  Creditor waives any right to require Horizon to disclose to it any information which Horizon may now or hereafter acquire concerning the Borrower.

11.  Revivor.  If, after payment of the Senior Debt, the Borrower thereafter becomes liable to Horizon on account of the Senior Debt, or any payment made on the Senior Debt shall for any reason be returned by Horizon (whether because of any claim of a preference or any other claim or circumstance), this Agreement shall thereupon in all respects become effective with respect to such subsequent or reinstated Senior Debt, without the necessity of any further act or agreement between Horizon and Creditor.

12.  Notices.  All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, or by fax (and if by fax, sent concurrently by one of the other methods provided herein), addressed to the parties at the addresses shown in the heading or after the signatures (as applicable) to this Agreement, or at any other address designated in writing by one party to the other party.  All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid or on the first Business Day of receipt during business hours in the case of notices sent by fax.

13.  General. Creditor agrees, upon Horizon’s request, to execute all such documents and instruments and take all such actions as Horizon shall deem reasonably necessary or advisable in order to carry out the purposes of this Agreement, including, without limitation appropriate amendments to financing statements executed by the Borrower in favor of Creditor in order to refer to this Agreement (but this Agreement shall remain fully effective notwithstanding any failure to execute any additional documents or instruments).  The word “indebtedness” is used in this agreement in its most comprehensive sense and includes without limitation any and all present and future loans, advances, credit, debts, obligations, liabilities, representations, warranties, and guarantees, of any kind and nature, absolute or contingent, liquidated or unliquidated, and individual or joint.  Creditor represents and warrants that it has not heretofore transferred or assigned the Subordinated Debt, the Subordinate Interest or any financing statement naming Borrower as debtor and Creditor as secured party, and that it will not do so without prior written notice to Horizon and without making such transfer or assignment expressly subject to this Agreement.  This Agreement is solely for the benefit of Horizon and Horizon’s successors and assigns, and neither the Borrower nor any other person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.  All of Horizon’s rights and remedies hereunder and under applicable law are cumulative and not exclusive.  This Agreement sets forth in full the terms of agreement between the parties with respect to the subject matter hereof, and may not be modified or amended, nor may any rights hereunder be waived, except in a writing signed by Horizon and Creditor.  This Agreement may be executed in multiple counterparts, by different parties signing separate counterparts (which may be by pdf or other electronic means), and all of the same taken together shall constitute one and the same agreement.  Creditor agrees to reimburse Horizon, upon demand, for all costs and expenses (including reasonable attorneys’ fees) incurred by Horizon in enforcing this Agreement against Creditor, whether or not suit be brought.   In the event of any litigation between the parties based upon or arising out of this Agreement, the prevailing party shall be entitled to recover all of its costs and expenses (including without limitation attorneys fees) from the non-prevailing party. This Agreement shall be binding upon Creditor and its successors and assigns and shall inure to the benefit of Horizon and Horizon’s successors and assigns.

14.  Governing Law; Jurisdiction; Venue; Arbitration.  This Agreement and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of the parties shall be governed by, and construed in accordance with, the internal laws (and not the conflict of laws rules) of the State of Connecticut.  All disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement or the relationship between Creditor and Horizon, and any and all other claims of Creditor against Horizon of any kind, shall be brought only in the state or federal courts located within the State of Connecticut, and each consents to the jurisdiction of any such courts, and waives any and all rights the party may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding, including, without limitation, any objection to venue or request for change in venue based on the doctrine of forum non conveniens; provided that, notwithstanding the foregoing, nothing herein shall limit the right of Horizon to bring proceedings against Creditor in the courts of any other jurisdiction. Creditor consents to service of process in any action or proceeding brought against it by Horizon, by personal delivery, or by mail addressed as set forth in this Agreement or by any other method permitted by law.  If the jury waiver set forth in Section 15 below is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, or any of the transactions contemplated therein shall be settled by final and binding

Horizon Technology Finance CorporationSubordination Agreement

arbitration held in Hartford County, Connecticut in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules.  The arbitrator shall apply Connecticut law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section.  The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator.  Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

15.  Mutual Waiver of Jury Trial.  HORIZON AND CREDITOR EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED.  EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTION OR INACTION OF ANY OF THEM.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY HORIZON OR CREDITOR, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.  IF FOR ANY REASON THE PROVISIONS OF THIS SECTION ARE VOID, INVALID OR UNENFORCEABLE, THE SAME SHALL NOT AFFECT ANY OTHER TERM OR PROVISION OF THIS AGREEMENT, AND ALL OTHER TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE UNAFFECTED BY THE SAME AND CONTINUE IN FULL FORCE AND EFFECT.

[Signatures on Next Page]

Horizon Technology Finance CorporationSubordination Agreement

Creditor:

New Enterprise Associates 9, Limited Partnership

By:	NEA Partners 9, Limited Partnership

By:	/s/ Louis S. Citron
Title	Chief Legal Officer/Attorney-in-fact

Amount of Subordinated Debt: $366,209.37
Address:	c/o New Enterprise Associates
1954 Greenspring Dr., Suite 600
Timonium, MD 21093

Creditor:

New Enterprise Associates 10, Limited Partnership

By:	NEA Partners 10, Limited Partnership

By:	/s/ Louis S. Citron
Title	Chief Legal Officer/Attorney-in-fact

Amount of Subordinated Debt: $133,790.63
Address:	c/o New Enterprise Associates
1954 Greenspring Dr., Suite 600
Timonium, MD 21093

Creditor:

ARCH Venture Fund VI, L.P.

By:	ARCH Venture Partners VI, L.P.
Its General Partner
By:	ARCH Venture Partners VI, LLC
Its General Partner
By:	/s/ Robert T. Nelsen
Managing Director

Amount of Subordinated Debt: $500,000.00
Address:	c/o ARCH Venture Partners
5001 Plaza on the Lake Blvd., Suite 103
Austin, TX 78746

Creditor:

/s/ Jon Hopper
Jon Hopper, an individual

Amount of Subordinated Debt: $500,000.00
Address:	500 W. Bethany Dr., Suite 100
Allen, TX 75013

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CONSENT AND AGREEMENT OF BORROWER

The undersigned Borrower hereby approves of, agrees to and consents to all of the terms and provisions of the foregoing Subordination Agreement and agrees to be bound thereby, and further agrees that any default or event of default by the Borrower under any present or future instrument or agreement between the Borrower and Creditor shall constitute an immediate default and event of default under all present and future instruments and agreements between the Borrower and Horizon.  The Borrower further agrees that, at any time and from time to time, the foregoing Agreement may be altered, modified or amended by Horizon and Creditor without notice to or the consent of the Borrower.

Borrower:

XTERA COMMUNICATIONS, INC.

By:	/s/ Joseph R. Chinnici
Chief Financial Officer

Accepted:

Horizon:

Horizon Technology Finance Corporation

By:	/s/ Robert Pomeroy Jr.
Title:	CEO